POWER OF ATTORNEY


	The undersigned, an officer of Associated Estates Realty Corporation, hereby constitutes and appoints Suzanne K. Hanselman, Lou Fatica and Daniel Gold, and
each of them, as his attorney with full power of substitution and resubstitution, for and in his name, place and stead, to sign and file with the
Securities and Exchange Commission (the "SEC") the New York Stock Exchange (the
"NYSE") and Nasdaq any and all Forms 3, 4 and 5 required to be filed with the
SEC and/or the NYSE and Nasdaq by the undersigned, with full power and authority to do so and to perform any and all acts and things whatsoever requisite and necessary to be done in the premises, hereby ratifying and approving the acts of such attorney or any such substitute.



Jason Friedman

/s/ Jason A. Friedman
Dated:  May 11, 2011